Exhibit 5.3

[HII Letterhead]

May 4, 2018

Re:	Huntington Ingalls Industries, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

I am Senior Counsel of Huntington Ingalls Industries, Inc., a Delaware corporation (the “Company”), and am delivering this opinion with respect to the subsidiary of the Company set forth on Exhibit A hereto (the “Covered Guarantor”) in connection with a Registration Statement on Form S-4 (such Registration Statement as amended or supplemented, the “Registration Statement”), including the related prospectus (the “Prospectus”), to be filed by the Company and the subsidiaries of the Company listed on Schedule B hereto (each, a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s issuance and exchange (the “Exchange Offer”) of up to $600,000,000 aggregate principal amount of its 3.483% Senior Notes due 2027 (the “New Notes”) for a like principal amount of the Company’s outstanding 3.483% Senior Notes due 2027 (the “Old Notes”), in each case in accordance with the terms of a Registration Rights Agreement, dated as of December 1, 2017, by and among the Company, the Guarantors and the initial purchasers of the Old Notes, which is filed as Exhibit 4.2 to the Registration Statement (the “Registration Rights Agreement”). The Old Notes are, and the New Notes will be, fully and unconditionally guaranteed as to payment of principal and interest on a senior unsecured basis by the Guarantors (the “Exchange Guarantees” and, together with the New Notes, the “Securities”). The Old Notes were issued, and the New Notes are to be issued, pursuant to an indenture, dated as of December 1, 2017 (the “Indenture”), between the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

I (or attorneys under my supervision or at my request) have examined and relied upon (i) signed copies of the Registration Statement to be filed with the Commission, including the exhibits thereto; (ii) the Prospectus; (iii) the Indenture, including the terms of the Exchange Guarantees set forth therein; (iv) the Registration Rights Agreement; (v) the Old Notes; and (vi) the New Notes. I (or attorneys under my supervision or at my request) have also examined and relied upon the Articles of Formation, as amended, of the Covered Guarantor, the Limited Liability Company Agreement of the Covered Guarantor and minutes of meetings of the governing body of the Covered Guarantor as provided to me by the Covered Guarantor.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of such original documents and the completeness and accuracy of the corporate minute books of the Covered Guarantor.

I have relied as to certain matters on information obtained from public officials and officers of the Covered Guarantor.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Alabama. I also express no opinion herein with respect to compliance by the Company or any Guarantor with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. I express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

I am of the opinion that (1) the Covered Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Alabama, (2) the Covered Guarantor has all requisite limited liability company power and authority to execute and deliver and perform its obligations under the Exchange Guarantee and to consummate the Exchange Offer, and (3) the execution and delivery by the Covered Guarantor of, and the performance by such Covered Guarantor of its obligations under, the Indenture and the Exchange Guarantee and the consummation of the Exchange Offer have been duly authorized by such Covered Guarantor.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related Prospectus and in any prospectus supplement under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ James B. Perrine

James B. Perrine
Senior Counsel

Schedule A

Covered Guarantor

Exact Name of Guarantor as specified in its Charter	State of Organization
Camber Technical Services L.L.C.	Alabama

Schedule B

Guarantors

Exact Name of Guarantor as specified in its Charter	State of Organization
AMSEC LLC	Delaware
Camber Corporation	Delaware
Camber Government Solutions Inc.	Delaware
Camber Holding Corporation	Delaware
Camber Technical Services L.L.C.	Alabama
Continental Maritime of San Diego, Inc.	California
Fleet Services Holding Corp.	Delaware
HII Services Corporation	Delaware
HII Technical Solutions Corporation	Delaware
Huntington Ingalls Engineering Services, Inc.	Delaware
Huntington Ingalls Incorporated	Virginia
Huntington Ingalls Industries Energy and Environmental Services, Inc.	Delaware
Huntington Ingalls Unmanned Maritime Systems, Inc.	Delaware
Integrated Information Technology Corporation	Illinois
Newport News Energy Company	Virginia
Newport News Industrial Corporation	Virginia
Newport News Nuclear Inc.	Virginia
Pegasus International, Inc.	Texas
Stoller Newport News Nuclear, Inc.	Delaware
Undersea Solutions Corporation	Delaware
Universal Ensco, Inc.	Texas
UniversalPegasus International Holdings, Inc.	Delaware
UniversalPegasus International, Inc.	Delaware
UP International, Inc.	Delaware
UP Support Services, Inc.	Delaware
Veritas Analytics, Inc.	Virginia